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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Americold Corporation:


We consent to the incorporation by reference to the Registration Statement No. 333-29013 of Vornado Realty Trust and Vornado Realty L.P. and the Post Effective Amendment to Registration Statement No. 33-62395 of Vornado Realty Trust both on Form S-3, of our report dated May 2, 1997, with respect to the consolidated balance sheets of Americold Corporation as of the last day of February 1996 and 1997, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three-year period ended the last day of February 1997, which report appears in the Form
8-K of Vornado Realty Trust dated September 22, 1997.

KPMG PEAT MARWICK LLP

Portland, Oregon
October 6, 1997





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